EXHIBIT 4.3

DSG INTERNATIONAL LIMITED ANNOUNCES

SOUTHEAST ASIA REORGANIZATION

Duluth, Georgia, December 22, 2004 DSG International Limited (NASDAQ: DSGIF) announced today that it had reorganized its operating companies in Indonesia, Malaysia and Singapore as subsidiaries of DSG International (Thailand) Ltd. (“DSG Thailand”). DSG Thailand today filed a registration statement and draft prospectus (the “Thai Filing Documents”) with the Securities Exchange Commission of Thailand (“SEC”) and the Stock Exchange Thailand (“SET”) proposing a public offering and listing of shares of DSG Thailand on the SET. The number of shares to be offered and the offering price will be set at a later point in time. According to the Thai SEC regulations, the Thai Filing Documents will become effective after 30 days from the date they were filed provided that (i) the Thai SEC must have found the information contained therein satisfactory and (ii) the final number of shares to be offered and the offering price are set and submitted to the Thai SEC.

DSG International Limited and its predecessors have been in the business of manufacturing and distributing disposable diapers since 1973. With manufacturing plants in Ohio and Washington, the Company also maintains manufacturing operations in Hong Kong, Great Britain, China, Thailand, Indonesia and Malaysia. Additionally, the Company distributes its products throughout Asia, North America and Europe. The Company produces private label disposable diapers, adult incontinence products and training pants at certain of its operations. Its best selling brands include “Fitti®”, “Pet Pet®”, “Cosifits®”, “Baby Love®”, “Babyjoy®”, “Dispo 123™”, “Handy™”, “Certainty®”, “Merit®” and “Drypers®”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements or predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. Potential risks and uncertainties are discussed in depth in DSG International Limited filings with the SEC, copies of which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.